Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-239813, 333-219868, 333-206274, 333-176207, 333-101553, 333-107443, 333-115506, 333-141355 and 333-160866) pertaining to the 2011 Stock Incentive Plan, 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan, Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, and Amended and Restated 2003 Director Stock Option Plan of CEVA Inc. (formerly ParthusCeva, Inc.) of our reports dated March 1, 2021, with respect to the consolidated financial statements of CEVA Inc., and the effectiveness of internal control over financial reporting of CEVA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

Tel-Aviv, Israel
/s/ KOST FORER GABBAY & KASIERER
March 1, 2021
A Member of Ernst & Young Global